Exhibit 3.2

BY-LAWS

OF

PERKO WORLDWIDE, CORP

ARTICLE I – OFFICES

The principal office of the corporation shall be established and maintained as designated in the Articles of Incorporation. Perko Worldwide Corp may also have offices at such places within or without The United States of America, as the Board of Directors, (hereinafter, “Board”) may from time to time establish.

ARTICLE II – STOCKHOLDERS

1. PLACE OF MEETINGS. Meetings of the Stockholders shall be held at the principal offices of the corporation or at any location worldwide as determined by the Board.

2. ANNUAL MEETINGS. An annual meeting of Stockholders may be held when business dictates and a date for such meeting can be determined. The stockholders at said meeting shall confirm by vote the Board and transact such other business as may properly come before the meeting.

3. SPECIAL MEETINGS. Special meetings of the Stockholders may be called by the Board or by the President or at the written request of Stockholders owning a majority of the stock entitled to vote as such meeting. A meeting requested by Stockholders shall be called for a date not less than ten nor more than sixty days after the request is made. The Secretary shall issue the call for the meeting unless the President, the Board, or the Stockholders shall designate another to make said call.

4. NOTICE OF MEETINGS. Written Notice of each meeting of Stockholders shall state the purpose of the meeting and the time and place of the meeting. Notice shall be by mail or email at that last address as it appears in PERKO WORLDWIDE records, not less than ten days nor more than sixty days before the date set for such meeting. Such notice shall be sufficient for the meeting and any adjournment thereof. If any Stockholder shall transfer or sell their complete PERKO WORLDWIDE stock holdings after notice, it shall not be necessary to notify the new transferee or stock owner. Any Stockholder may waive notice of any meeting either: before, during, or after the meeting.

5. RECORD DATE. The Board may fix a record date not more than forty days prior to the date set for a meeting of Stockholders as the date of which the Stockholders of record who have the right to and are entitled to notice of and to vote at such meeting and any adjournment thereof shall be determined. Notice that such date has been fixed may be published in the city, town, or county where the principal office of Perko Worldwide Corp is located, and in each city or town where a transfer agent of the corporate stock is located.

6. VOTING. Every Stockholder shall be entitled at each meeting and upon each proposal presented at each meeting to one vote for each share of voting stock recorded in his name on the books Perko Worldwide Corp when determining the record date as fixed by the Board. If no record date was fixed, on the date of the meeting the books of records of Stockholders shall be produced at the meeting upon request of any Stockholder. Upon demand of any Stockholder, the nomination of Directors, and the vote upon any question before the meeting, shall be by ballot. All confirmations of Directors shall be decided by the Chairman David Perko; all other questions shall be decided by majority vote.

7 QUORUM. The presence, in person or by proxy, of Stockholders holding a majority of the stock in Perko Worldwide, Corp. entitled to vote shall constitute a quorum at all meetings of the Stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the Stockholders entitled to vote thereat present in person of by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those Stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote an any adjournments or adjournments thereof.

8. PROXIES. At any Stockholders’ meeting or any adjournment thereof, any Stockholder of record having the right and entitled to vote thereat may be represented and vote by proxy appointed in a written instrument. No such proxy shall be voted after three years from the date of the instrument unless the instrument provides for a longer period. In event that any such instrument provides for two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one be present; that one, shall have al the powers conferred by the instrument upon al persons so designated unless the instrument shall otherwise provide.

9. STOCKHOLDERS LIST. After fixing a record date for a meeting, the corporation shall prepare an alphabetical list of the names of all its Stockholders who are entitled to notice of a Stockholders’ meeting. Such list shall be arranged by voting group with the names and addresses of, and the number and class and series if any, of shares held by each. This list shall be available for inspection by any Stockholder for a period of ten days prior to the meeting.

ARTICLE III DIRECTORS

1. BOARD OF DIRECTORS. The business of Perko Worldwide Corp shall be managed and its corporate powers exercised by a Board each of who shall be of full age. It shall not be necessary for Directors to be Stockholders. The number of Directors shall be determined by Security and Exchange Commission rules for the public listing of Perko Worldwide Corp stock on the NASDAQ or NYSE and by the requirements of the aforementioned stock exchanges.

2. SELECTION AND TERM OF DIRECTORS. Directors shall be selected for Stockholder confirmation by David E Perko, founder and CEO of Perko Worldwide, Corp. with the assistance of the corporations appointed officers. Each Director shall hold office until their successor has been selected and confirmed, or until their resignation or removal.

3. VACANCIES. If the office of any Director, member of a committee or other office becomes vacant the remaining Directors in office, by majority vote, may appoint any qualified person for a seat on the Board having no less than 500,000 shares to fill such vacancy, and who shall hold office until the next Stockholder meeting can have a confirmation vote for the newly appointed Director.

4. REMOVAL OF DIRECTORS. David E. Perko, founder of Perko Worldwide Corp, shall serve as Chairman of the Board until his satisfaction of the corporation’s worldwide shipping routes being firmly established. Any or all other Directors may be removed with or without cause by David E. Perko, or by a majority of all the Stockholders entitled to vote at a special meeting of Stockholders called for that purpose.

5. NEWLY CREATED DIRECTORSHIPS. The number of Directors may be increased by amendment of these Bylaws by the Chairman, or by affirmative vote of a majority of the Directors, either of which requiring a Stockholder confirmation vote at the next annual meeting or special meeting of Stockholders entitled to vote.

6. RESIGNATION. A Director may resign at any time by giving written notice to the Board, the President, or the Secretary of Perko Worldwide Corp. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

7. QUORUM OF DIRECTORS. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting until a quorum is obtained and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

8. PLACE AND TIME OF BOARD MEETINGS. The Board may hold its meetings at the primary office of Perko Worldwide Corp or any location worldwide as the Board may from time to time determine.

9. REGULAR ANNUAL MEETING. A regular meeting as the Board shall be held immediately following the annual meeting of the Stockholders at the place of such annual meeting of Stockholders.

10. NOTICE OF MEETINGS OF THE BOARD. Regular meetings of the Board may be held without notice at such time and place as it shall from time to time determine. Special meetings of the Board shall be held up notice of the Directors and may be called by the President upon three days notice to each Director either personally or by mail, email, or facsimile; special meetings shall be called by the President or by the Secretary in a like manner on written request by two Directors. Notice of a meeting need not be given to any Director who submits a Waiver of Notice whether before or after the meeting or who attends meetings without protesting prior thereto, or at its commencement, addresses the lack of notice to him or her.

11. EXECUTIVES. The Board, by resolution, may designate from within their number a Chief Financial Officer, (CFO) a Chief of Operations, (COO), and a Chief Legal Counsel, (CLC), and ratify by vote all other appointed officers by the Chariman; all of which, and to the extent provided in said resolution of these Bylaws may exercise the powers of the Board in the management of the business of Perko Worldwide Corp, with the founding Chief Executive Officer, (CEO) David E. Perko.

12. COMPENSATION. No compensation shall be paid to Directors, as such for their services, but by resolution of the Board they may determine a fixed expenses sum for actual attendance, at each regular or special meeting of the Board which may be authorized. Nothing herein contained shall be construed to preclude any Director from serving Perko Worldwide Corp in any capacity and receiving compensation therefore.

ARTICLE IV – OFFICERS

1. OFFICERS, APPOINTMENTS AND TERM,

1.1	David Perko, founding lifetime Chairman and CEO with The Board may elect or appoint a President, Chief Financial Officer, Chief Legal Officer, Chief of Operations, Vice Presidents, a Secretary, Assistant Secretaries, and other such officers as it may determine who shall have duties and powers as hereinafter provided.

1.2 (Excluding David Perko, founding lifetime Chairman and CEO) All officers shall be elected or appointed to hold office until the Board meeting following the next annual meeting of Stockholders and until their successor has been elected or appointed and qualified.

2.	REMOVAL, RESIGATION, SALARY, ETC.,

2.1	Any officer elected or appointed by the Board may be removed by the Board with or without cause.
2.2	In the event of the death, resignation, or removal of an officer, the Board in its discretion may elect or appoint a successor to fill the unexpired term.
2.3	Any two or more offices may be held by the same person.
2.4	The salaries of all officers shall be fixed by the board.
2.5	The Directors may require any officer to give security for the faithful performance of their duties.

3. CHAIRMAN. The Chairman of the Board, David E. Perko, shall preside at all meetings of the Board and have general supervision direction and control over all business aspects of Perko Worldwide Corp. His successor shall be elected by the Board, following David E. Perko’s lifetime term, and voluntary resignation.

4. PRESIDENT. The President during the foundation years of Perko Worldwide Corp will be the chief executive officer and shall have the general powers and duties of supervision and management usually vested in a corporate President. The President shall preside at all meetings of the Stockholders if present thereat. The President shall execute bonds, mortgages and other contracts in behalf of the corporation and shall cause the seal to be affixed to any instrument requiring it, and when so affixed, the seal of Perko Worldwide Corp shall be attested by the signature of David E. Perko, until is retirement; after which, such attested signature shall be by the CEO, CFO or Chief Legal Officer.

5. VICE- PRESIDENTS. The executive Vice President shall have all the powers and functions of the President. Each Vice-President shall perform such other duties as the Board shall prescribe.

6. SECRETARY. The Secretary shall attend all meetings of the Board and of the Stockholder, record all votes and minutes of all proceedings in a book kept for that purpose, give or cause to be given notice of all meetings of Stockholders and of meetings and special meetings of the Board, keep safe custody of the seal of the corporation and affix it to any instrument when authorized by the Board or President, when required, prepare or cause to be prepared and available at each meeting of Stockholders a certified list in alphabetical order of the names of Stockholders entitled to vote thereat, indicating the number of shares of each respective class held by each, keep all documents and records of the corporation as required by law or otherwise in a proper and safe manner, and perform such other duties as may be prescribed by the Board or assigned by the President.

7. ASSISTANT SECRETARIES Durning the absence or disability of the Secretary, the Assistant-Secretary, or if there be more than one, the one so designated by the Secretary or by the Board, shall have the powers to functions of the Secretary.

8. CHIEF FIANCIAL OFFICER, CFO. Shall account for the corporate funds and securities, keeping a full and accurate account of receipts and disbursements in the corporate books of Perko Worldwide, Corp, reconcile deposits transacted against stock sold by agents and brokers during offerings and publicly listed of the corporation, and account for other valuables, all in the name and credit of the corporation at such depositories as may be directed by the Board and preserve proper vouchers of disbursements, and account for all transactions by the CEO/Chairman, and render to the President and Board as to the financial condition of the corporation at regular meetings of the Board, or whenever they require it; arrange audits and reports for the Security and Exchange Commission and stock exchange(s); prepare publicly announced quarterly earnings reports and projections, and file taxes with the IRS. The CFO will also render a full financial report at the annual meeting of the Stockholders, if so required. The CFO may request and shall be furnished by all Perko Worldwide Corp officers and agents with such reports and statements as he may require as to all financial transactions of the corporation, and perform other such duties as are designated by these Bylaws or from time to time are assigned by the Board.

9. ASSISTANTS TO THE CFO. During the absence or disability of the CFO an assistant CFO, or if there be more than one, the one designated by the CFO, or the Board shall have the powers, functions, and responsibilities of the CFO.

10. CHIEF LEGAL COUNSEL, CLC, Shall advise the CEO and Board on editing and update these Bylaws and Articles of Incorporation, prepare and review all contracts offered or awarded by or to Perko Worldwide Corp., and arrange bond and stock offerings. Write Perko Worldwide Corp communications with the Securities and Exchange Commission and reports with the CFO for public stock exchange(s). Assist the CFO with audits and tax law concerns, negotiate, and arrange with the CEO benefit packages and compliances for the human resource director. Develop terms of employment contracts for all Executives, contract with shipyards for ship construction and repairs with shipyard bonding for their work to be performed, and perform other such duties as are designated by the Bylaws or from time to time are assigned by the Board.

11. SURETIES AND BONDS. In case the Board shall so require, any officer or agent of the corporation shall execute to Perko Worldwide Corp a bond in such sum and with surety or sureties as the Board my direct, conditioned upon the faithful performance of duties to the corporation, and including responsibility or negligence and for accounting of all property, funds, or securities of Perko Worldwide Corp the officer or agent may be responsible for.

ARTICLE V – CERTIFICATES FOR SHARES

1. CERTIFICATES. The shares of Perko Worldwide Corp shall be represented by certificates. They shall exhibit the holder’s name, the number of shares, and shall be signed by the President and a witness signature, or the Secretary, and shall bear the corporate seal. When such certificates are signed by a transfer agent, or an assistant transfer agent, or by a transfer clerk, acting on behalf of Perko Worldwide Corp and a Market Maker the signatures of such officers may be by facsimiles.

2. LOST OR DESTROYED CERTIFICATES. The Board may direct a new certificate or certificates to be issued in place of any certificates theretofore issued by Perko Worldwide Corp alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion as a condition preceding the issuance thereof, require the owner of such lost or destroyed certificates or certificates, or the owner’s legal representative, to advertise the same in such manner as it shall require and/or give Perko Worldwide Corp a bond in such sum and such surety or sureties as it may direct as indemnity against any claim that may be made against Perko Worldwide Corp with respect to the certificate alleged to have been lost or destroyed.

3. TRANSFER OF SHARES. Upon surrender to Perko Worldwide Corp or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the old certificate; every such transfer shall be entered on the transfer record of the corporation which shall be kept at it’s principle office. Whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer ledger. No transfer shall be made with ten days next preceding the annual meeting of the Stockholders.

4. CLOSING TRANSFER BOOKS. The Board shall have the power to close the share transfer books of Perko Worldwide Corp for a period not more than ten days during the thirty days immediately preceding

4.1	any Stockholder’s meeting
4.2	any date upon which Stockholders shall be called upon to or have the right to take action without a meeting.
4.3	any date fixed for the payment of a dividend or any other form of distribution, and only those Stockholders of record at the time the transfer books are closed, shall be recognized as such for the purpose of

4.3.1	receiving notice of or voting at such meeting, or
4.3.2	allowing them to take appropriate action, or
4.3.3	entitling them to receive any dividend or other form of distribution.

ARTICLE VI – DIVIDENDS

The Board may out of funds legally available, at any regular or special meeting; declare dividends upon the capital stock of the corporation as and when it deems expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum of sums as the Board from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends for such other purposes as the Board shall deem conducive to the interest of Perko Worldwide Corp.

ARTICLE VII – CORPORATE SEAL

The Seal of Perko Worldwide Corp shall bear the name of the corporation, the year of its organization and the words, “PERKO WORLDWIDE CORP., CORPORATE SEAL, DELAWARE, 2003”. The seal may be used by causing it to be impressed directly on the instrument or writing to be sealed, or upon adhesive substance affixed thereto. The seal on the certificate for shares or on any corporate obligation for the payment of money may be facsimile, engraved or printed.

ARTICLE VIII – EXECUTION OF INSTRUMENTS

All Perko Worldwide Corp instruments and documents shall be signed or countersigned, executed, verified or acknowledged by David E. Perko, or a person as the Chairman may from time to time designate. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by David E Perko, President, CEO of Perko Worldwide Corp, and in such manner as shall be determined from time to time by resolution of the Board.

ARTICLE IX – FISCAL YEAR

The fiscal year shall begin on the first day of October of each year.

ARTICLE X – NOTICE AND WAIVER OF NOTICE

1. SUFFICIENCY OF NOTICE. Whenever any notice is required by these By-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in a United States Postal Service post office mail collection container in a sealed postage paid wrapper, addressed to the person entitled thereto at the last known post office address, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by Statute.

2. WAIVERS. Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of Perko Worldwide Corp’s Articles of Incorporation, or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE XI – CONSTRUCTION

Whenever a conflict arises between the language of these By-laws and the Articles of Incorporation, the Articles of Incorporation shall govern.

ARTICLE XII CLOSE CORPORATION

1. CONDUCT OF BUSINESS WITHOUT MEETINGS. Any action of the Stockholders, Directors or committee may be taken without a meeting of consent in writing, setting forth the actions so taken, shall be signed by all persons who would be entitled to vote on such actions at a meeting and filed with the Secretary of Perko Worldwide Corp as part of the proceedings of the Stockholders, Director or committee as the case may be.

2. MANAGEMENT BY A BOARD. The Stockholders may by majority vote confirm members of Perko Worldwide Corporate Board of Directors, created by David E. Perko the founder, while he manages or controls the corporation with the assistance of appointed Executives who together shall exercise the corporate powers.

ARTICLE XIII

These By-laws may be altered or repealed and By-laws may be made at any annual meeting of the Stockholders or at any Special meeting thereof if notice of the proposed alteration or repeal to be made is contained in the notice of such Special meeting, by affirmation vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by affirmative vote of a majority of the Board if notice of the proposed alteration or repeal to be made is contained in the notice of such Special meeting.

ARTICLE XIV – EMERGENCY BY-LAWS

1. CONDUCT OF BUSINESS WITHOUT MEETINGS. Pursuant to appropriate Delaware Statues Perko Worldwide Corp adopts the following By-laws, which shall be effective only if a quorum of the Directors of the corporation cannot be readily assembled because of some catastrophic event.

2. CALLING A MEETING. In the event of such catastrophic event, any member of the Board shall be authorized to call a meeting of the Board. Such member calling an emergency meeting shall use any means of communication at their disposal to notify all other members of the Board of such meeting.

3. QUORUM. Any one member of the Board shall constitute a quorum of the Board. The members of the Board meeting during such an emergency may select any person or persons as additional Board members, officers or agents of Perko Worldwide Corp.

4. IDEMNIFICATION. The members of such emergency Board are authorized to utilize any means at their disposal to preserve and protect the assets of the corporation. Any action taken in good faith and acted upon in accordance with these By-laws shall bind Perko Worldwide Corp, and the corporation shall hold harmless any Director, officer, employee or agent who undertakes an action pursuant to these By-laws.

5. TERMINATION OF EMERGENCY BY-LAWS. These emergency By-laws shall not be effective at the end of the emergency period.

BYLAWS